Exhibit 99.2

Contact: West Marine, Inc.

Russell Solt, Exec. Vice President and CFO

(831) 761-4229

WEST MARINE REPORTS SALES FOR FIRST QUARTER 2003

WATSONVILLE, CA, April 2, 2003—West Marine, Inc. (Nasdaq: WMAR) today reported that net sales for the five weeks ended March 29, 2003 were $55.5 million, a 17.1% increase from net sales of $47.4 million for the same period a year ago. Comparable store net sales for the five weeks ended March 29, 2003 decreased 10.3% from the same period a year ago.

Net sales for the thirteen weeks ended March 29, 2003 were $111.1 million, an increase of 14.3% from net sales of $97.2 million for the same period a year ago. Comparable store net sales for the latest thirteen weeks decreased 10.2% compared to the same period a year ago.

John Edmondson, President and CEO of West Marine said, “As previously stated, we knew March would be a challenging sales month. Our sales results were very close to our expectations. Our March comparable sales by region were Northeast –15.7%, West Coast –14.6% and Southeast –6.2%. However, we were again pleased with our gross margin improvement. As a result, we remain comfortable with the first quarter consensus estimate of a loss of ($0.23) per share for the first quarter before certain items associated with the BoatU.S. acquisition. Our integration of BoatU.S. was completed ahead of schedule in the middle of March.”

West Marine, Inc. is the nation’s largest specialty retailer of boating supplies and apparel, with 325 stores in 38 states, Canada and Puerto Rico, and more than $500 million in annual sales. The Company’s highly successful Catalog and Internet channels offer customers approximately 50,000 products—far more than any competitor—and the convenience of being able to exchange Internet purchases at its retail stores. The Company’s Port Supply division is the country’s largest wholesale distributor of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. Because the overwhelming majority of West Marine’s revenues come from aftermarket sales, the Company has traditionally been less affected by economic downturns than manufacturers and sellers of new boats.

West Marine’s new initiatives for 2003 include opening more new stores in Canada and opening more West Marine Express stores, which are smaller format stores located next to marinas. In January 2003, the Company acquired all 62 BoatU.S. retail stores, as well as its catalog and wholesale operations.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, among other things, statements that relate to West Marine’s future plans, expectations, objectives, performance, and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include the Company’s ability to increase sales at its existing stores and expand through the opening of new stores, competitive pricing pressures, inventory management and shrink issues, the market share erosion faced by the Company’s Catalog division as the Company and its competitors open new stores, the impact of the Internet on the supply chain, weather-related issues, the level of consumer spending on recreational water sports and boating supplies, and other risk factors disclosed from time to time in the Company’s SEC filings.